Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated May 19, 2008, with respect to the consolidated financial statements and internal control over financial reporting and the separate report dated May 19, 2008, with respect to the financial statement schedule in Item 15 included in the Annual Report of Transcend Services, Inc. on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the year ended December 31, 2008 as well as the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-162106, 333-106446) and in the related Prospectus and Forms S-8 (Nos. 333-106454, 033-59115, 333-16213, 333-78777, 333-116911, 333-116910, 333-131059, 333-157780) of Transcend Services, Inc.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

November 5, 2009